Exhibit 10.4

[COMPANY LETTERHEAD]

June 18, 2012

Allen J. Lauer

Dear Al:

The purpose of this letter is to clarify the intent and circumstances related to certain of the terms of your employment as Interim Chief Executive Officer and President (“Interim CEO”) of Intermec, Inc. (the “Company”), as set forth in the letter agreement, dated May 21, 2012, and effective as of April 30, 2012 (the “Employment Agreement”). In particular, we wish to affirm that, in view of the interim nature of the CEO position, it was not our expectation that you relocate to Washington State. Rather, we understand that you will determine the extent to which you should travel to the Company’s headquarters in Everett, WA in order to effectively fulfill your duties.

Accordingly, we propose the following revisions to the Employment Agreement:

Paragraph 1. Position is revised to read as follows:

1. Position. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”). The Interim CEO position is a full-time position. Although you will be expected to spend time in Everett at the Company’s headquarters, we anticipate that your travel plans may vary significantly week to week and you will work principally from your home office in California. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Paragraph 5. Expenses is revised to read as follows:

5. Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company, in accordance with applicable Company policies and guidelines.

Except as revised in this letter, the terms of the Employment Agreement continue to apply.

Very truly yours,
INTERMEC, INC.

By:	/s/ Stephen P. Reynolds
Stephen P. Reynolds
Title:	Lead Independent Director

I have read and agree with the above clarification and amendment of the Employment Agreement.

/s/ Allen J. Lauer
Signature of Allen J. Lauer

Dated: